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Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in Registration Statement Nos. 333-66594, 333-75762, 333-76938, 333-109446 on Form S-8 of our reports dated March 7, 2005 (which reports express an unqualified opinion and includes an explanatory paragraph relating to the changes in methods of accounting for goodwill and asset retirement obligations in 2002) relating to the financial statements and financial statement schedule of Bunge Limited and management's report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Bunge Limited for the year ended December 31, 2004.

/s/  DELOITTE & TOUCHE LLP
New York, New York
March 15, 2005

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM